Exhibit 99.4

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion of our opinion letter dated November 5, 2021 to the Board of Directors of Allegiance Bancshares, Inc. (the “Company”) as Annex H to the joint proxy statement/prospectus relating to the proposed merger of the Company with CBTX, Inc., which forms a part of the Registration Statement on Form S-4 of CBTX, Inc. (the “Registration Statement”) and (ii) the references to our firm and our opinion included in such Registration Statement under the headings “Summary – Opinion of Allegiance's Financial Advisor” and “The Merger – Opinion of Allegiance’s Financial Advisor”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: January 24, 2022